The BlackRock Municipal Target Trust Inc.

File number 811-6355

Semi-Annual Report for the  period ending  6/30/00


SUB-ITEM 77C

Matters submitted to a Vote of Security Holders at the Annual Meeting of Stockholders of the Trust held on May 18, 2000


	The following individuals were elected as directors.

		Directors		Vote For		Vote
Against
Frank J. Fabozzi		27,930,086

Walter F. Mondale	27,752,419

Ralph L. Schlosstein	27,948,342

The following individuals are all the other current directors:

	Directors
	Laurence D. Fink
	Andrew F. Brimmer
	Richard E. Cavanagh
	Kent Dixon
	James Clayburn La Force, Jr.